Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 on Form S-1 to Registration Statement No. 333-222531 of our report dated April 5, 2017 (May 12, 2017 as to the effects of the Series G and G’ Stock financing described in Note 16; January 29, 2018 as to the effects of the Charter Amendment described in Note 16) relating to the financial statements of Cardlytics, Inc. and its wholly-owned subsidiary appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

January 29, 2018